Exhibit 21

A.P. Woodson Company—District of Columbia

Columbia Petroleum Transportation, LLC—Delaware

Marex Corporation—Maryland

Maxwhale Corp.—Minnesota

Meenan Holdings of New York, Inc.—New York

Meenan Oil Co., Inc.—Delaware

Meenan Oil Co., L.P.—Delaware

Ortep of Pennsylvania, Inc.—Pennsylvania

Petro Holdings, Inc.—Minnesota

Petro Plumbing Corporation—New Jersey

Petro, Inc.—Delaware

Petroleum Heat and Power Co., Inc.—Minnesota

RegionOil Plumbing, Heating and Cooling Co., Inc.—New Jersey

Richland Partners, LLC—Pennsylvania

Star Gas Finance Company—Delaware

Star/Petro, Inc.—Minnesota

TG&E Service Company, Inc.—Florida